FOR IMMEDIATE RELEASE

COROWARE REPORTS FIRST QUARTER 2008 EARNINGS

Modest Revenue Growth with Continued Operational Improvements

Redmond, WA – May 20, 2008 – CoroWare, Inc. (CROE.OB) today announced its financial results for the quarter ended March 31, 2008.

For the quarter ended March 31, 2008, CoroWare reported revenues of $778,276 which increased 22% from $635,305 in Q1-2007.  Gross profit also increased 8% to $159,248 compared to $146,993 in Q1-2007.

Operating expenses were $569,529 during quarter ended March 31, 2008 compared to $961,398 in Q1-2007.  Selling, general and administrative operating expenses were significantly lower in the quarter ended March 31, 2008 due to the substantial reduction in costs related to officers’ salaries, rent and related expenses, travel and entertainment.

Net Loss applicable to common shareholders was $741,271 during the quarter ended March 31, 2008 compared to $28,558 in Q1-2007 because the settlement of a lawsuit during the first quarter of 2007 brought in $1,960,963 of Other Income that reduced those losses.  The Net Loss for the period ended March 31, 2007 would have been 1,989,521 except for the impact of the settlement.

"I am encouraged by the growth in revenues and modest growth in gross profit compared to Q1-2007,” said Lloyd Spencer, Interim CEO of CoroWare, Inc.  “As we look ahead to the second quarter, we will be taking further steps to substantially reduce the cost of delivering products and services, and continue to reduce non-essential general and administrative operating expenses to increase gross margins, operating margins and cash flow.”

The full 10-Q report can be accessed by going to www.coroware.com, visiting the Investors page and clicking “Latest 10-Q filing.”

About CoroWare

CoroWare Technologies, a subsidiary of CoroWare, Inc. (CROE.OB), is a systems and mobile robotics integrator that delivers high value services and innovative solutions to maximize technology investments and achieve customers' goals.  CoroWare has a depth of knowledge and breadth of experience in developing software and solutions for mobile service robotics and business automation through products that include the CoroBot product line.  For more information, please visit www.coroware.com .

The names of actual companies and products mentioned herein may be the trademarks of their respective owners. This press release is written using forward-looking statements pursuant to the Private Securities Litigation Reform Act of 1995: http://www.sec.gov/about/laws/sea34.pdf (Sec. 21E p. 223).

CoroWare, Inc.∙ 4074 148th Ave. NE ∙ Redmond, WA  98052

Phone: 1-800-641-CORO (2676) ∙ Fax: 1-800-641-2676 ∙ www.coroware.com

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Press Contact:

Kami Noland CoroWare

knoland@coroware.com

(800) 641-2676 x728